UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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☐  Preliminary Proxy Statement
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☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12

IPC HOLDINGS, LTD.
(Name of Registrant as Specified in its Charter)
VALIDUS HOLDINGS, LTD.
VALIDUS LTD.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENTAL PROXY INFORMATION

The information set forth below amends and supplements the definitive proxy statement of Validus Holdings, Ltd. (“Validus”) filed with the Securities and Exchange Commission (the “SEC”) on May 8, 2009 (the “proxy statement”), in connection with the solicitation of proxies in opposition to the issuance of IPC Shares under the Proposed Max Amalgamation contemplated by the Agreement and Plan of Amalgamation, dated as of March 1, 2009, as amended on March 5, 2009, among IPC Holdings, Ltd. (“IPC”), Max Capital Group Ltd. (“Max”) and IPC Limited (the “Max Amalgamation Agreement”). Capitalized terms used herein and not otherwise defined shall have the same meaning as the terms used in the proxy statement.

The information contained in this supplement to the proxy statement is incorporated by reference into the proxy statement. To the extent information in this supplement to the proxy statement differs from, updates or conflicts with information contained in the proxy statement, the information in this supplement governs. You should carefully read this entire supplement to the proxy statement and the proxy statement to fully understand Validus’ offer to acquire each outstanding IPC common share and the related transactions.

VALIDUS INCREASES OFFER FOR IPC SHARES

Validus announced on June 8, 2009 that it has further increased its offer to acquire the outstanding IPC Shares. Validus has delivered a revised offer letter to the board of directors of IPC in which Validus has proposed an amalgamation with IPC pursuant to which Validus would pay per share consideration consisting of 1.1234 Validus Shares and $3.75 in cash, less any applicable withholding tax and without interest. IPC shareholders would receive cash in lieu of any fractional Validus Shares to which they may be entitled. Validus has also delivered a second amendment to the Validus amalgamation agreement reflecting the increased offer signed by Validus so that, upon a termination of the Max amalgamation agreement, IPC would have the certainty of Validus’ transaction and would be able to sign the Validus amalgamation agreement. Max has not released IPC from the prohibition in the Max amalgamation agreement that prevents IPC from even discussing the Validus amalgamation offer with Validus.

The increased offer provides IPC shareholders with total consideration of $30.67 per IPC Share, based on the closing price of Validus Shares on Friday, June 5, 2009, a 9.8% premium to the closing price of IPC Shares that day and a 24.9% premium based on the respective closing prices of Validus Shares and IPC Shares on March 30, 2009, the last trading day before the announcement of Validus’ initial amalgamation offer to IPC.

Validus is also amending the terms of its exchange offer for all of the outstanding IPC Shares, as well as its previously announced scheme of arrangement, to reflect its increased offer for IPC Shares.

If you have already voted your shares on the GOLD proxy card, you do not need to vote again. If you have not yet voted, we urge you to vote “AGAINST” the Proposed Max Amalgamation on the GOLD proxy card you have previously received. If you have already submitted a white proxy card, it is not too late to change your vote — simply sign, date and return the GOLD proxy card. Only your latest dated proxy will be counted. Please refer to the section entitled “Important Voting Information” in the proxy statement that was first mailed to IPC’s shareholders on May 8, 2009 for more information.

BACKGROUND OF THE SOLICITATION

The Background of the Solicitation section of the proxy statement is updated to add the following events:

On May 11, 2009, Validus filed with the SEC two amendments to its preliminary proxy statement with respect to soliciting votes from Validus shareholders to approve the issuance of Validus Shares in connection with the Acquisition.

On May 11-12, 2009, Validus’ application to expedite the trial of the Bermuda Claim was heard by the Supreme Court of Bermuda. Following the hearing, on May 13, 2009, the Court denied the application for expedition of the timetable for the proceedings. While this was not a hearing on the merits of Validus’ claims, the Court acknowledged that Validus had raised serious questions to be tried.

On May 12, 2009, Validus filed three preliminary proxy statements with the SEC which, when filed in their definitive forms, will be used to, respectively: (i) solicit votes from IPC shareholders to approve the Scheme of Arrangement at the court-ordered IPC meeting, (ii) solicit requisitions from IPC shareholders to compel the board of directors of IPC to call the IPC special general meeting and (iii) solicit votes to approve certain proposals at the IPC special general meeting.

On May 12, 2009, Validus commenced the Exchange Offer.

On May 14, 2009, IPC filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 in response to the Exchange Offer reporting that IPC’s board of directors had met on May 13, 2009 and stating IPC’s board of directors’ recommendation that IPC’s shareholders reject the Exchange Offer and not tender their IPC Shares to Validus pursuant to the Exchange Offer.

On May 14, 2009, Validus amended the registration statement of which the Offer to Exchange is a part.

On May 14, 2009, Validus filed an application to the Supreme Court of Bermuda to convene the court-ordered IPC meeting to approve the Scheme of Arrangement.

On May 18, 2009, Validus delivered an offer letter to IPC advising IPC of the increased economic terms of the Validus Amalgamation Offer and containing an amendment to the Validus Amalgamation Agreement.

Later on May 18, 2009, IPC issued a press release announcing that its board of directors, along with its legal and financial advisors, would carefully review the revised terms of the Validus Amalgamation Offer consistent with its fiduciary duties and make a formal recommendation to IPC shareholders in accordance therewith.

Also on May 18, 2009, Validus filed an investor presentation titled “Improved Superior Proposal for IPC Shareholders” with the SEC.

On May 19, 2009, IPC filed an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9.

Also on May 19, 2009, Validus filed an amendment to its preliminary proxy statement with respect to soliciting votes from Validus shareholders to approve the issuance of the Validus Shares in connection with the Acquisition.

On May 21, 2009, IPC filed an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 reporting that IPC’s board had met on May 20, 2009 and stating IPC’s board of directors’ recommendation that IPC shareholders reject the revised terms of the Exchange Offer and not tender their IPC Shares to Validus pursuant to the Exchange Offer.

On May 21, 2009, Validus amended the registration statement of which the Offer to Exchange is a part.

On May 26, 2009, Validus filed the definitive proxy statement with the SEC and commenced mailing definitive proxy materials and proxy cards to the Validus shareholders seeking proxies from Validus shareholders to approve the issuance of Validus Shares in connection with the Acquisition.

On May 26, 2009, Validus filed an amendment to its preliminary proxy statement with respect to soliciting votes from IPC shareholders to approve the Scheme of Arrangement at the court-ordered IPC meeting.

On May 29, 2009, the Supreme Court of Bermuda issued its decision on Validus’ application filed on May 14, 2009 to convene a court-ordered meeting of IPC shareholders to approve the Scheme of Arrangement. In the decision, the Court rejected IPC’s primary contention that the Court lacked jurisdiction to sanction the Scheme of Arrangement without approval of IPC’s board of directors, and found that the Scheme of Arrangement could be approved on behalf of IPC by its shareholders acting at the IPC special general meeting. The Court, however, determined not to exercise its discretion to order the court-ordered IPC meeting (at which the IPC shareholders may consider and vote on approval of the Scheme of Arrangement) in advance of the vote on the Proposed Max Amalgamation and evidence of IPC shareholder support for the Scheme of Arrangement and dismissed Validus application. Based on this decision, Validus is legally permitted to pursue the Scheme of Arrangement if IPC shareholders reject the Proposed Max Amalgamation at IPC’s annual general meeting on June 12, 2009 and it presents evidence of IPC shareholder support. However, there can be no assurance that the Court will exercise its discretion to convene such a meeting on the subsequent application by Validus to the Court.

On June 1, 2009, Validus amended the registration statement of which the Offer to Exchange is a part.

On June 4, 2009, Validus filed an amendment to its preliminary proxy statement with respect to soliciting votes from IPC shareholders to approve the Scheme of Arrangement at the court-ordered IPC meeting.

On June 5, 2009, IPC reported in its Current Report on Form 8-K filed on June 5, 2009 that IPC, IPC Limited and Max entered into a waiver letter to the Max Amalgamation Agreement pursuant to which IPC has declared two special one time cash dividends for a total of $2.50 per IPC Share conditional on the occurrence of the effective time of the Max Amalgamation Agreement and subject to applicable law.

On June 8, 2009, Validus delivered an offer letter to IPC advising IPC of the increased economic terms of the Validus Amalgamation Offer and containing an amendment to the Validus Amalgamation Agreement.

Also on June 8, 2009, Validus filed an investor presentation titled “Analysis of June 4, 2009 Waiver to Max/IPC Amalgamation Agreement” with the SEC.

On June 9, 2009, IPC filed an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 reporting that IPC’s board of directors had met on June 9, 2009 and stating IPC’s board of director’s recommendation that IPC shareholders reject the revised terms of the Exchange Offer and not tender their IPC Shares to Validus pursuant to the Exchange Offer.

FORWARD-LOOKING STATEMENTS

This supplement to the proxy statement may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond our control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) uncertainty as to whether Validus will be able to enter into and to consummate the proposed acquisition on the terms set forth in the Validus amalgamation offer; 2) uncertainty as to the actual premium that will be realized by IPC shareholders in connection with the proposed acquisition; 3) uncertainty as to the long-term value of Validus common shares; 4) unpredictability and severity of catastrophic events; 5) rating agency actions; 6) adequacy of Validus’ or IPC’s risk management and loss limitation methods; 7) cyclicality of demand and pricing in the insurance and reinsurance markets; 8) Validus’ limited operating history; 9) Validus’ ability to implement its business strategy during “soft” as well as “hard” markets; 10) adequacy of Validus’ or IPC’s loss reserves; 11) continued availability of capital and financing; 12) retention of key personnel; 13) competition; 14) potential loss of business from one or more major insurance or reinsurance brokers; 15) Validus’ or IPC’s ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 16) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 17) the integration of Talbot or other businesses we may acquire or new business ventures we may start; 18) the effect on Validus’ or IPC’s investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 19) acts of terrorism or outbreak of war; 20) availability of reinsurance and retrocessional coverage; 21) failure to realize the anticipated benefits of the proposed acquisition, including as a result of failure or delay in integrating the businesses of Validus and IPC; and 22) the outcome of litigation arising from Validus’ offer for IPC, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in our most recent reports on Form 10-K and Form 10-Q and the risk factors included in IPC’s most recent reports on Form 10-K and Form 10-Q and other documents of Validus and IPC on file with the SEC. Any forward-looking statements made in this supplement to the proxy statement are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except as required by law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

OTHER INFORMATION

The information concerning IPC and the Proposed Max Amalgamation presented in this supplement to the proxy statement has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although Validus has no knowledge that would indicate that statements relating to IPC or the Max Amalgamation Agreement contained in this supplement and the proxy statement, in reliance upon publicly available information, are inaccurate or incomplete, to date it has not had access to the full books and records of IPC, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements.

The additional information set forth below includes financial and other information that updates information in the proxy statement. You should carefully consider the additional information set forth below in conjunction with the information in the proxy statement.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

The following unaudited condensed consolidated pro forma financial information is intended to provide you with information about how the acquisition of IPC might have affected the historical financial statements of Validus if it had been consummated at an earlier time. The unaudited condensed consolidated pro forma financial information has been prepared using IPC’s publicly available financial statements and disclosures, without the benefit of inspection of IPC’s books and records. Therefore, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited condensed consolidated pro forma financial statements. The following unaudited condensed consolidated pro forma financial information does not necessarily reflect the financial position or results of operations that would have actually resulted had the acquisition occurred as of the dates indicated, nor should they be taken as necessarily indicative of the future financial position or results of operations of Validus.

The unaudited condensed consolidated pro forma financial information should be read in conjunction with Validus’ annual report on Form 10-K for the year ended December 31, 2008, Validus’ quarterly report on Form 10-Q for the three months ended March 31, 2009, IPC’s annual report on Form 10-K for the year ended December 31, 2008 and IPC’s quarterly report on Form 10-Q for the three months ended March 31, 2009, each as filed with the SEC. The unaudited condensed consolidated pro forma financial information gives effect to the proposed acquisition as if it had occurred at March 31, 2009 for the purposes of the unaudited consolidated pro forma balance sheet and at January 1, 2008 for the purposes of the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2008 and the three months ended March 31, 2009.

The unaudited condensed consolidated pro forma financial information relates to the acquisition by Validus of all of the issued and outstanding IPC Shares (the “Acquisition”) pursuant to the Validus Agreement (as amended on May 18, 2009 and June 8, 2009), the Exchange Offer and subsequent second-step acquisition, the Scheme of Arrangement or otherwise for per share consideration equal to 1.1234 Validus Shares and $3.75 in cash (less any applicable withholding taxes and without interest).

The following table presents unaudited condensed consolidated pro forma balance sheet data at March 31, 2009 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the Acquisition as if it had occurred at March 31, 2009.

	Historical		Pro Forma
	Validus	Historical IPC	Purchase		Pro Forma
	Holdings Ltd.	Holdings Ltd.	adjustments	Notes	Consolidated

Assets
Fixed maturities, at fair value	$2,644,496	$1,772,805	$—		$4,417,301
Short-term investments, at fair value	282,363	—	—		282,363
Equity investments, at fair value	—	295,091	—		295,091
Cash and cash equivalents	535,798	122,070	(288,084)	3(a) 3(b), 4	369,784

Total investments and cash	3,462,657	2,189,966	(288,084)		5,364,539
Premiums receivable	600,943	199,241	(160)	3(e)	800,024
Deferred acquisition costs	143,510	23,302	—		166,812
Prepaid reinsurance premiums	59,510	3,585	(199)	3(e)	62,896
Securities lending collateral	99,727	—	—		99,727
Loss reserves recoverable	204,197	4,274	—		208,471
Paid losses recoverable	4,438	—	—		4,438
Net receivable for investments sold	—	—	—		—
Accrued investment income	20,511	27,907	—		48,418
Current taxes recoverable	1,244	—	—		1,244
Intangible assets	126,177	—	—		126,177
Goodwill	20,393	—	—		20,393
Other assets	19,491	4,810	—		24,301

Total assets	$4,762,798	$2,453,085	$(288,443)		$6,927,440

Liabilities
Unearned premiums	$795,233	$219,641	$(199)	3(e)	$1,014,675
Reserve for losses and loss expense	1,318,732	354,467	—		1,673,199
Reinsurance balances payable	66,180	4,483	(160)	3(e)	70,503
Deferred taxation	20,914	—	—		20,914
Securities lending payable	105,369	—	—		105,369
Net payable for investments purchased	57,434	—	—		57,434
Accounts payable and accrued expenses	71,650	25,020	—		96,670
Debentures payable	304,300	—	—		304,300

Total liabilities	2,739,812	603,611	(359)		3,343,064

Shareholders’ equity
Ordinary shares	13,271	561	10,547	3(a) 3(c) 3(d)	24,379
Additional paid-in capital	1,419,602	1,091,491	418,254	3(a) 3(c) 3(d)	2,929,347
Accumulated other comprehensive loss	(8,054)	(876)	876	3(d)	(8,054)
Retained earnings	598,167	758,298	(717,761)	3(b) 3(d) 3(f)	638,704

Total shareholders’ equity	2,022,986	1,849,474	(288,084)		3,584,376

Total liabilities and shareholders’ equity	$4,762,798	$2,453,085	$(288,443)		$6,927,440

Common shares outstanding	75,828,922	55,948,821	62,857,608		138,686,530
Common shares and common share equivalents outstanding	90,317,793	57,008,096	64,047,597		154,365,390
Book value per share	$26.68	$33.06		8	$25.85

Diluted book value per share	$24.65	$32.75		8	$24.65

Diluted tangible book value per share	$23.03	$32.75			$23.70

The following table sets forth unaudited condensed consolidated pro forma results of operations for the year ended December 31, 2008 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the Acquisition as if it had occurred at January 1, 2008:

	Historical		Pro Forma
	Validus	Historical IPC	Purchase		Pro Forma
	Holdings, Ltd.	Holdings, Ltd.	adjustments	Notes	Consolidated

Revenues
Gross premiums written	$1,362,484	$403,395	$(251)	3(e), 5	$1,765,628
Reinsurance premiums ceded	(124,160)	(6,122)	251	3(e)	(130,031)

Net premiums written	1,238,324	397,273	—		1,635,597
Change in unearned premiums	18,194	(9,906)	—		8,288

Net premiums earned	1,256,518	387,367	—		1,643,885
Net investment income	139,528	94,105	(11,321)	3(b)	222,312
Realized gain on repurchase of debentures	8,752	—	—		8,752
Net realized (losses) gains on investments	(1,591)	(168,208)	—		(169,799)
Net unrealized (losses) gains on investments	(79,707)	—	—		(79,707)
Other income	5,264	65	—		5,329
Foreign exchange losses	(49,397)	(1,848)	—		(51,245)

Total revenues	1,279,367	311,481	(11,321)		1,579,527
Expenses
Losses and loss expense	772,154	155,632	—	6	927,786
Policy acquisition costs	234,951	36,429	—		271,380
General and administrative expenses	123,948	20,689	—		144,637
Share compensation expense	27,097	5,625	—		32,722
Finance expenses	57,318	2,659	—		59,977

Total expenses	(1,215,468)	(221,034)	—		(1,436,502)

Income before taxes	63,899	90,447	(11,321)		143,025
Income tax expense	(10,788)	—	—		(10,788)

Income before taxes	$53,111	$90,447	$(11,321)		$132,237

Preferred dividend and warrant dividend	6,947	14,939	(14,939)	3(g)	6,947
Net income available to common shareholders	$46,164	$75,508	$3,618		$125,290

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	74,677,903	52,124,034	62,858,724		137,536,627
Diluted	75,819,413	59,301,939	63,475,780		139,295,193
Basic earnings per share	$0.62	$1.45		7	$0.91

Diluted earnings per share	$0.61	$1.45		7	$0.90

The following table sets forth unaudited condensed consolidated pro forma results of operations for the three months ended March 31, 2009 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the Acquisition as if it had occurred at January 1, 2008:

	Historical		Pro Forma
	Validus	Historical IPC	Purchase		Pro Forma
	Holdings Ltd.	Holdings Ltd.	adjustments	Notes	Consolidated

Revenues
Gross premiums written	$609,892	$234,610	$(265)	3(e), 5	$844,237
Reinsurance premiums ceded	(72,512)	(3,154)	265	3(e)	(75,401)

Net premiums written	537,380	231,456	—		768,836
Change in unearned premiums	(218,621)	(132,748)	—		(351,369)

Net premiums earned	318,759	98,708	—		417,467
Net investment income	26,772	21,866	(2,290)	3(b)	46,348
Realized gain on repurchase of debentures	—	—	—		—
Net realized (losses) gains on investments	(23,421)	(35,572)	—		(58,993)
Net unrealized (losses) gains on investments	22,153	—	—		22,153
Other income	757	7	—		764
Foreign exchange gains (losses)	(4,200)	(3,146)	—		(7,346)

Total revenues	340,820	81,863	(2,290)		420,393
Expenses
Losses and loss expense	131,834	39,109	—	6	170,943
Policy acquisition costs	61,449	9,838	—		71,287
General and administrative expenses	38,079	21,792	(13,800)	3(b)	46,071
Share compensation expense	7,354	2,489	—		9,843
Finance expenses	7,723	383	—		8,106

Total expenses	(246,439)	(73,611)	13,800		(306,250)

Income before taxes	94,381	8,252	11,510		114,143
Income tax credit	526	—	—		526

Income after taxes	$94,907	$8,252	$11,510		$114,669

Preferred dividend and warrant dividend	1,736	—	—		1,736

Net income available to common shareholders	$93,171	$8,252	$11,510		$112,933

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	75,744,577	55,903,740	62,857,608		138,602,185
Diluted	79,102,643	55,916,256	63,474,663		142,577,306
Basic earnings per share	$1.23	$0.15		7	$0.81

Diluted earnings per share	$1.20	$0.15		7	$0.80

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited)
(Expressed in thousands of U.S. dollars, except share and per share data)

1.	Basis of Presentation

The unaudited condensed consolidated pro forma financial information gives effect to the Acquisition as if it had occurred at March 31, 2009 for the purposes of the unaudited condensed consolidated pro forma balance sheet and at January 1, 2008 for the purposes of the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2008 and three months ended March 31, 2009. The unaudited condensed consolidated pro forma financial information has been prepared by Validus’ management and is based on Validus’ historical consolidated financial statements and IPC’s historical consolidated financial statements. Certain amounts from IPC’s historical consolidated financial statements have been reclassified to conform to the Validus presentation. The unaudited condensed consolidated pro forma financial statements have been prepared using IPC’s publicly available financial statements and disclosures, without the benefit of inspection of IPC’s books and records or discussion with the IPC management team. Therefore, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited condensed consolidated pro forma financial statements. Additional reclassifications of IPC data to conform to the Validus presentation may also be required.

This unaudited condensed consolidated pro forma financial information is prepared in conformity with US GAAP. The unaudited condensed consolidated pro forma balance sheet as of March 31, 2009 and the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2008 and the three months ended March 31, 2009 have been prepared using the following information:

(a) Audited historical consolidated financial statements of Validus as of December 31, 2008 and for the year ended December 31, 2008;

(b) Audited historical consolidated financial statements of IPC as of December 31, 2008 and for the year ended December 31, 2008;

(c) Unaudited historical consolidated financial statements of Validus as of March 31, 2009 and for the three months ended March 31, 2009;

(d) Unaudited historical consolidated financial statements of IPC as of March 31, 2009 and for the three months ended March 31, 2009;

(e) Such other known supplementary information as considered necessary to reflect the Acquisition in the unaudited condensed consolidated pro forma financial information.

The pro forma adjustments reflecting the Acquisition of IPC under the purchase method of accounting are based on certain estimates and assumptions. The unaudited condensed consolidated pro forma adjustments may be revised as additional information becomes available. The actual adjustments upon consummation of the Acquisition and the allocation of the final purchase price of IPC will depend on a number of factors, including additional financial information available at such time, changes in values and changes in IPC’s operating results between the date of preparation of this unaudited condensed consolidated pro forma financial information and the effective date of the Acquisition. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. Validus’ management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated based on information available to Validus at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited condensed consolidated pro forma financial information.

The unaudited condensed consolidated pro forma financial information does not include any financial benefits, revenue enhancements or operating expense efficiencies arising from the Acquisition. In addition, the unaudited condensed consolidated pro forma financial information does not include any additional expenses that may result from the IPC Acquisition. Estimated costs of the transaction as well as the benefit of the negative goodwill have been

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

reflected in the unaudited condensed consolidated pro forma balance sheets, but have not been included on the pro forma income statement due to their non-recurring nature.

The unaudited condensed consolidated pro forma financial information is not intended to reflect the results of operations or the financial position that would have resulted had the Acquisition been effected on the dates indicated and if the companies had been managed as one entity. The unaudited condensed consolidated pro forma financial information should be read in conjunction with Validus’ annual report on Form 10-K for the year ended December 31, 2008, Validus’ quarterly report on Form 10-Q for the three months ended March 31, 2009, IPC’s annual report on Form 10-K for the year ended December 31, 2008 and IPC’s quarterly report on Form 10-Q for the three months ended March 31, 2009, each as filed with the SEC.

2.	Recent Accounting Pronouncements

In December 2007, the FASB issued Statement No. 141(R), “Business Combinations” (“FAS 141(R)”) and No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“FAS 160”) which are effective for business combinations for which the Acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. On April 1, 2009 the FASB finalized and issued FSP FAS 141(R)-1 which amended and clarified FAS 141 (R) and is effective for business combinations whose Acquisition date is on or after January 1, 2009.

FSP FAS 141(R)-1 has amended FAS 141(R)’s guidance on the initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets acquired and liabilities assumed in a business combination that arise from contingencies.

Significant changes arising from FAS 141 (R) and FSP FAS 141(R)-1 which will impact any future acquisitions include the determination of the purchase price and treatment of transaction expenses, restructuring charges and negative goodwill as follows:

•	Purchase Price — Under FAS 141(R), the purchase price is determined as of the acquisition date, which is the date that the acquirer obtains control. Previously, the date the business combination was announced was used as the effective date in determining the purchase price;

•	Transactions Expenses — Under FAS 141(R), all costs associated with purchase transactions must be expensed as incurred. Previously, all such costs could be capitalized and included as part of transaction purchase price, adding to the amount of goodwill recognized;

•	Restructuring Costs — Under FAS 141(R), expected restructuring costs are not recorded at the closing date, but rather after the transaction. The only costs to be included as a liability at the closing date are those for which an acquirer is obligated at the time of the closing. Previously, restructuring costs that were planned to occur after the closing of the transaction were recognized and recorded at the closing date as a liability;

•	Negative Goodwill/Bargain Purchases — Under FAS 141(R), where total fair value of net assets acquired exceeds consideration paid (creating “negative goodwill”), the acquirer will record a gain as a result of the bargain purchase, to be recognized through the income statement at the close of the transaction. Previously, negative goodwill was recognized as a pro rata reduction of the assets assumed to allow the net assets acquired to equal the consideration paid; and

•	Noncontrolling Interests — Under FAS 141(R), in a partial or step acquisition where control is obtained, 100% of goodwill and identifiable net assets are recognized at fair value and the noncontrolling (sometimes called minority interest) interest is also recorded at fair value. Previously, in a partial acquisition only the controlling interest’s share of goodwill was recognized, the controlling interest’s share of identifiable net assets was recognized at fair value and the noncontrolling interest’s share of identifiable net assets was recognized at carrying value. Under FAS 160, a noncontrolling interest is now recognized in the equity

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

section, presented separately from the controlling interest’s equity. Previously, noncontrolling interest in general was recorded in the mezzanine section.

3.	Purchase Adjustments

On April 30, 2009, Validus announced a three-part plan to acquire IPC. The three-part plan involves (1) soliciting IPC shareholders to vote against the Proposed Max Amalgamation, (2) commencing an Exchange Offer for all IPC Shares (followed by a second-step acquisition pursuant to Section 102 or 103 of the Companies Act) and (3) petitioning the Supreme Court of Bermuda to approve a Scheme of Arrangement under Bermuda law. If the Acquisition is consummated, former IPC shareholders will no longer have any ownership interest in IPC and will be shareholders of Validus. Validus intends, promptly following the Scheme of Arrangement or Exchange Offer and the second-step acquisition, to amalgamate IPC with a newly-formed, wholly-owned subsidiary of Validus in accordance with Section 107 of the Companies Act.

On June 8, 2009, Validus announced that it delivered an improved offer to the Board of Directors of IPC for the amalgamation of Validus and IPC. Under the improved offer, IPC shareholders will receive $3.75 in cash and 1.1234 Validus Shares for each IPC Share. The improved offer provides IPC shareholders with a total consideration of $30.67 per IPC share based on Validus’ closing price on June 5, 2009.

In connection with the Acquisition, transaction costs currently estimated at $40,000 will be incurred and expensed. Of this amount, $20,000 relates to Validus expenses and $20,000 is our estimate of IPC’s expenses based on the IPC/Max S-4. In addition, upon termination of the Max Amalgamation Agreement, the Max Termination Fee will be incurred and expensed. The data in the following sentence is taken from “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in IPC’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009, where such disclosure was not made in “thousands of U.S. dollars,” and the data has been reproduced here as it was originally presented. Approximately $13.8 million of expenses, including legal and financial advisory services, were associated with IPC’s strategic initiatives designed to increase shareholder value and which resulted in the Agreement and Plan of Amalgamation with Max. Therefore, Validus is estimating that approximately $13,800 of the estimated $40,000 total transaction costs have been incurred and expensed by IPC in the three months ended March 31, 2009.

As discussed above, these pro forma purchase adjustments are based on certain estimates and assumptions made as of the date of the unaudited condensed consolidated pro forma financial information. The actual adjustments will depend on a number of factors, including changes in the estimated fair value of net balance sheet assets and operating results of IPC between March 31, 2009 and the effective date of the Acquisition. Validus expects to make such adjustments at the effective date of the Acquisition. These adjustments are likely to be different from the adjustments made to prepare the unaudited condensed consolidated pro forma financial information and such differences may be material.

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

The share prices for both Validus and IPC used in determining the preliminary estimated purchase price are based on the closing share prices on June 5, 2009 (the most practical date immediately preceding the filing of this proxy statement). The preliminary total purchase price is calculated as follows:

Calculation of Total Purchase Price
IPC Shares outstanding as of May 8, 2009	55,948,821
IPC Shares issued pursuant to option exercises	4,186
IPC Shares issued following vesting of restricted shares, RSUs and PSUs	549,275

Total IPC Shares and share equivalents prior to transaction	56,502,282
Exchange ratio	1.1234

Total Validus Shares to be issued	63,474,664
Validus closing share price on June 5, 2009	$23.96

Total value of Validus Shares to be issued	$1,520,853

Total cash consideration paid at $3.75 per IPC share	$211,884

Total purchase price	$1,732,737

The allocation of the purchase price is as follows:

Allocation of Purchase Price
IPC shareholders’ equity(b)	$1,849,474
Total purchase price(a)	$1,732,737

Negative goodwill (a — b)	$116,737

(a)	In connection with the Acquisition, 63,474,664 shares are expected to be issued for all of IPC’s common shares, common shares issued pursuant to option exercises, and common shares issued following vesting of restricted shares, RSUs and PSUs resulting in additional share capital of $11,108 and Additional Paid-In Capital of $1,509,745. In addition, cash consideration of $3.75 per IPC share, or $211,884 in total, is expected to be paid to IPC shareholders.

(b)	It is expected that total transaction costs currently estimated at $40,000 and the Max termination fee of $50,000 will be incurred and expensed by the consolidated entity. Based on an expected investment return of 3.75% per annum, investment income of $11,321 would have been foregone during the year end December 31, 2008 had these payments of $301,884 been made.

The data in the following sentence is taken from “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in IPC’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009, where such disclosure was not made in “thousands of U.S. dollars,” and the data has been reproduced here as it was originally presented. Approximately $13.8 million of expenses, including legal and financial advisory services, were associated with IPC’s strategic initiatives, designed to increase shareholder value, and which resulted in the Agreement and Plan of Amalgamation with Max. Therefore, Validus is estimating that approximately $13,800 of the estimated $40,000 total transaction costs have been incurred and expensed by IPC in the three months ended March 31, 2009. These expenses have been eliminated from the unaudited condensed consolidated pro forma results of operations for the three months ended March 31, 2009. In addition, an adjustment of $76,200 was recorded to cash and to retained earnings as at March 31, 2009 to reflect the remaining transaction costs and Max termination fee. Based on an expected investment return of 3.18% per annum, investment income of $2,290 would have been foregone during the three months ended March 31, 2009 had these remaining payments of $288,084 been made.

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

(c)	Employees of IPC hold 522,000 options to purchase IPC’s Ordinary shares. These options would vest upon a change in control, and would be exercisable. The exercise price range of these options is from $13 to $49, with a weighted average of $34.40. It is expected that 4,186 net shares would be issued upon exercise of these options.

(d)	Elimination of IPC’s Ordinary shares of $561, Additional Paid in Capital of $1,091,491, Accumulated Other Comprehensive Loss of $876 and Retained Earnings of $758,298.

(e)	A related party balance of $265 for the three months ended March 31, 2009 and $251 for the year ended December 31, 2008 representing reinsurance ceded to IPC by Validus was eliminated from gross premiums written and reinsurance ceded. Corresponding prepaid reinsurance premiums and unearned premiums of $199 and premiums receivable and reinsurance balances payable of $160 have been eliminated from the pro forma balance sheet.

(f)	The unaudited condensed consolidated pro forma financial statements have been prepared using IPC’s publicly available financial statements and disclosures, without the benefit of inspection of IPC’s books and records. Therefore, the carrying value of assets and liabilities in IPC’s financial statements are considered to be a proxy for fair value of those assets and liabilities, with the difference between the net assets and the total purchase price considered to be negative goodwill. In addition, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited pro forma consolidated financial statements. In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement No. 141(R), Business Combinations (“FAS 141(R)”) This Statement defines a bargain purchase as a business combination in which the total Acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and it requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer. Negative goodwill of $116,737 has been recorded as a credit to retained earnings as upon completion of the Acquisition negative goodwill will be treated as a gain in the consolidated statement of operations.

(g)	On November 15, 2008, IPC’s 9,000,000 Series A Mandatory Convertible preferred shares automatically converted pursuant to their terms into 9,129,600 common shares. Therefore, dividends of $14,939 on these preferred shares of IPC have been eliminated from the unaudited pro forma results of operations for the year ended December 31, 2008.

4.	Adjustments to cash and cash equivalents

The IPC Amalgamation will result in the payment of cash and cash equivalents by IPC of $56,200 and by Validus of $231,884

The unaudited condensed consolidated pro forma statements of operations reflect the impact of these reductions in cash and cash equivalents. Actual transaction costs may vary from such estimates which are based on the best information available at the time the unaudited condensed consolidated pro forma financial information was prepared.

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

For purposes of presentation in the unaudited condensed consolidated pro forma financial information, the sources and uses of funds of the acquisition are as follows:

Sources of funds
IPC cash and cash equivalents	$56,200
Validus cash and cash equivalents	231,884

Total	$288,084

Uses of funds
Cash consideration for IPC shares	$211,884
IPC transaction costs	6,200
Validus transaction costs	20,000
Max termination fee	50,000

Total	$288,084

5.	Gross Premiums Written

IPC did not disclose gross premiums written by class of business in its Quarterly Report on Form 10-Q for the three months ended March 31, 2009. Therefore, a table of gross premiums written by Validus, IPC and pro forma combined cannot be presented.

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

The following table sets forth the gross premiums written for the year ended December 31, 2008 by Validus, IPC and pro forma combined:

Validus Re	Validus	IPC(a)	Purchase Adjustments	Combined

Property Cat XOL(b)	$328,216	$333,749	$—	$661,965
Property Per Risk XOL	54,056	10,666	—	64,722
Property Proportional(c)	110,695	—	—	110,695
Marine	117,744	—	—	117,744
Aerospace	39,323	18,125	(151)	57,297
Life and A&H	1,009	—	—	1,009
Financial Institutions	4,125	—	—	4,125
Other	—	8,318	(100)	8,218
Terrorism	25,502	—	—	25,502
Workers’ Comp	7,101	—	—	7,101

Total Validus Re Segment	687,771	370,858	(251)	1,058,378

Talbot
Property	152,143	—	—	152,143
Marine	287,694	—	—	287,694
Aviation & Other	40,028	—	—	40,028
Accident & Health	18,314	—	—	18,314
Financial Institutions	42,263	—	—	42,263
War	128,693	—	—	128,693
Contingency	22,924	—	—	22,924
Bloodstock	16,937	—	—	16,937

Total Talbot Segment	708,996	—	—	708,996

Intersegment revenue
Property	(21,724)	—	—	(21,724)
Marine	(8,543)	—	—	(8,543)
Specialty	(4,016)	—	—	(4,016)

Total Intersegment Revenue Eliminated	(34,283)	—	—	(34,283)

Adjustments for reinstatement premium	—	32,537	—	32,537

Total	$1,362,484	$403,395	$(251)	$1,765,628

(a)	For IPC, this includes annual (deposit) and adjustment premiums. Excludes reinstatement premiums of $32,537 which are not classified by class of business by IPC.

(b)	For Validus, Cat XOL is comprised of Catastrophe XOL, Aggregate XOL, RPP, Per Event XOL, Second Event and Third Event covers. For IPC, this includes Catastrophe XOL and Retrocessional.

(c)	Proportional is comprised of Quota Share and Surplus Share.

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

6.	Selected Ratios

Selected ratios of Validus, IPC and pro forma combined are as follows:

	Year Ended			Three Months Ended
	December 31, 2008			March 31, 2009
			Pro forma			Pro forma
	Validus	IPC	combined	Validus	IPC	combined

Losses and loss expenses ratios	61.5%	40.2%	56.4%	41.4%	39.6%	40.9%
Policy acquisition costs ratios	18.7	9.4	16.5	19.3	10.0	17.1
General and administrative cost ratios	12.0	6.8	10.8	14.3	24.6	13.4

Combined ratio	92.2%	56.4%	83.7%	75.0%	74.2%	71.4%

(a)	Factors affecting the losses and loss expense ratio for the year ended December 31, 2008

Validus’ losses and loss expense ratio, which is defined as losses and loss expenses divided by net premiums earned, for the year ended December 31, 2008 was 61.5%. During the year ended December 31, 2008, the frequency and severity of worldwide losses that materially affected Validus’ losses and loss expense ratio increased. During the year ended December 31, 2008, Validus incurred $260,567 and $22,141 of loss expense attributable to Hurricanes Ike and Gustav, which represent 20.7 and 1.8 percentage points of the losses and loss expense ratio, respectively. Other notable loss events added $45,895 of 2008 loss expense or 3.7 percentage points of the losses and loss expense ratio bringing the total effect of aforementioned events on the 2008 losses and loss expense ratio to 26.2 percentage points. Favorable loss development on prior years totaled $69,702. Favorable loss reserve development benefited Validus’ losses and loss expense ratio for the year ended December 31, 2008 by 5.5 percentage points.

The data in the following paragraph is taken from “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in IPC’s Annual Report on Form 10-K for the year ended December 31, 2008. Such disclosure was not made in “thousands of U.S. dollars,” and the data has been reproduced here as it was originally presented.

IPC’s losses and loss expense ratio, which is defined as losses and loss expenses divided by net premiums earned, for the year ended December 31, 2008 was 40.2%. IPC incurred net losses and loss adjustment expenses of $155.6 million for the year ended December 31, 2008. Total net losses for the year ended December 31, 2008 relating to the current year were $206.6 million, while reductions to estimates of ultimate net loss for prior year events were $50.9 million. During 2008, IPC’s incurred losses included: $23.0 million from the Alon Refinery explosion in Texas, a storm that affected Queensland, Australia, and Windstorm Emma that affected parts of Europe, which all occurred in the first quarter of 2008; $10.5 million from the flooding in Iowa in June and tornadoes that affected the mid-west United States in May 2008; together with $160.0 million from Hurricane Ike and $7.6 million from Hurricane Gustav, which both occurred in September 2008. The impact on IPC’s 2008 losses and loss expense ratio from these events was 51.9 percentage points. The losses from these events were partly offset by reductions to IPC’s estimates of ultimate loss for a number of prior year events, including $11.0 million for Hurricane Katrina, $18.6 million for the storm and flooding that affected New South Wales, Australia in 2007 and $22.8 million for the floods that affected parts of the U.K. in June and July 2007. The cumulative $52.4 million of favorable loss reserve development benefited the IPC’s losses and loss expense ratio for the year ended December 31, 2008 by 13.5 percentage points.

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

(b)	Factors affecting the losses and loss expense ratio for the three months ended March 31, 2009

Validus’ losses and loss expense ratio, which is defined as losses and loss expenses divided by net premiums earned, for the three months ended March 31, 2009, was 41.4%. During the three months ended March 31, 2009, Validus incurred $6,889 and $6,625 of loss expense attributable to Windstorm Klaus and Australian wildfires, respectively, which represent 2.2 and 2.1 percentage points of the losses and loss expense ratio, respectively. Favorable loss development on prior years totaled $8,079. Favorable loss reserve development benefited Validus’ losses and loss expense ratio for the months ended March 31, 2009 by 2.5 percentage points.

The data in the following paragraph is taken from “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in IPC’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009. Such disclosure was not made in “thousands of U.S. dollars,” and the data has been reproduced here as it was originally presented.

IPC’s losses and loss expense ratio, which is defined as losses and loss expenses divided by net premiums earned, for the three months ended March 31, 2009, was 39.6%. In the quarter ended March 31, 2009, IPC incurred net losses and loss adjustment expenses of $39.1 million, compared to $5.3 million in the first quarter of 2008. Net losses incurred in the first quarter of 2009 included $15.0 million from Winter Storm Klaus that affected southern France and $13.3 million from the bushfires in south eastern Australia, as well as net adverse development to their estimates of ultimate losses for several prior year events. The impact on IPC’s losses and loss expense ratio from these events was 28.7 percentage points.

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

7.	Earnings per Common Share

(a) Pro forma earnings per common share for the year ended December 31, 2008 and the three months ended March 31, 2009 have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described in 7(b) below. The historical weighted average number of common shares outstanding of Validus was 74,677,903 and 75,819,413 basic and diluted, respectively, for the year ended December 31, 2008 and 75,744,577 and 79,102,643 basic and diluted, respectively, for the three months ended March 31, 2009.

(b) The pro forma weighted average number of common shares outstanding for the year ended December 31, 2008 and three months ended March 31, 2009, after giving effect to the exchange of shares as if the Exchange Offer had been issued and outstanding for the whole year, is 137,536,627 and 139,295,193, basic and diluted, and 138,602,185 and 142,577,306, basic and diluted, respectively.

(c) In the basic earnings per share calculation, dividends and distributions declared on warrants are deducted from net income. In calculating diluted earnings per share, we consider the application of the treasury stock method and the two-class method and which ever is more dilutive is included into the calculation of diluted earnings per share.

The following table sets forth the computation of basic and diluted earnings per share for the three months ended March 31, 2009:

	Historical
	Validus	Pro Forma
	Holdings	Consolidated

Net income	$94,907	$114,669

Weighted average shares — basic ordinary shares outstanding	75,744,577	138,602,185
Share Equivalents	—	—
Warrants	2,307,094	2,307,094
Restricted Shares	683,468	1,300,523
Options	367,504	367,504

Weighted average shares — diluted	79,102,643	142,577,306
Basic earnings per share	$1.23	$0.81

Diluted earnings per share	$1.20	$0.80

The following table sets forth the computation of basic and diluted earnings per share for the year ended December 31, 2008:

	Historical
	Validus	Pro Forma
	Holdings	Consolidated

Net income available to common shareholders	$46,164	$125,290

Weighted average shares — basic ordinary shares outstanding	74,677,903	137,536,627
Share equivalents
Warrants	—	—
Restricted Shares	1,004,809	1,621,865
Options	136,701	136,701

Weighted average shares — diluted	75,819,413	139,295,193
Basic earnings per share	$0.62	$0.91

Diluted earnings per share	$0.61	$0.90

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

8.	Book Value per Share

Validus calculates diluted book value per share using the “as-if-converted” method, where all proceeds received upon exercise of warrants and stock options would be retained by Validus and the resulting common shares from exercise remain outstanding. In its public records, IPC calculates diluted book value per share using the “treasury stock” method, where proceeds received upon exercise of warrants and stock options would be used by IPC to repurchase shares from the market, with the net common shares from exercise remaining outstanding. Accordingly, for the purposes of the Pro Forma Condensed Consolidated Financial Statements and notes thereto, IPC’s diluted book value per share has been recalculated based on the “as-if-converted” method to be consistent with Validus’ calculation.

The following table sets forth the computation of book value and diluted book value per share adjusted for the Acquisition as of March 31, 2009:

	Historical
	Validus	Pro Forma
	Holdings	Consolidated
Book value per common share calculation
Total shareholders’ equity	$2,022,986	$3,584,376
Shares	75,828,922	138,686,530

Book value per common share	$26.68	$25.85

Diluted book value per common share calculation
Total Shareholders’ equity	$2,022,986	$3,584,376
Proceeds of assumed exercise of outstanding warrants	$152,316	$152,316
Proceeds of assumed exercise of outstanding stock options	$50,969	$68,709
Unvested restricted shares	—	—

	$2,226,271	$3,805,401

Shares	75,828,922	138,686,530
Warrants	8,680,149	8,680,149
Options	2,795,868	3,368,802
Unvested restricted shares	3,012,854	3,629,909

	90,317,793	154,365,390

Diluted book value per common share	$24.65	$24.65

9.	Capitalization

The following table sets forth the computation of debt to total capitalization and debt (excluding debentures payable) to total capitalization at March 31, 2009, adjusted for the Acquisition:

	Historical
	Validus	Pro Forma
	Holdings	Consolidated
Total debt
Borrowings drawn under credit facility	$—	$—
Debentures payable	304,300	304,300

Total debt	$304,300	$304,300

Total capitalization
Total shareholders’ equity	$2,022,986	$3,584,376
Borrowings drawn under credit facility	—	—
Debentures payable	304,300	304,300

Total capitalization	$2,327,286	$3,888,676

Total debt to total capitalization	13.1%	7.8%
Debt (excluding debentures payable) to total capitalization	0.0%	0.0%